Item 9.01 Financial Statements and Results

Exhibit 99.1

Investor/Media Contacts
Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces
Second Quarter 2015 Net Income of $661,000

  Strong Loan Growth Continued Through June 30th, 2015
Net Interest Margin Improves from Linked First Quarter

Oswego, N.Y. — August 3, 2015 — Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced second quarter 2015 net income available to common shareholders of $661,000, an increase of 2.3% compared to net income of $646,000 for the second quarter of 2014. Earnings amounted to $0.16 per diluted share for the second quarter of 2015, an increase of 6.7% compared to $0.15 per diluted share earned in the prior year period. Second quarter 2015 revenue (net interest income and total noninterest income) of $5.6 million increased $635,000, or 12.7%, compared to $5.0 million for second quarter 2014. 2015 year-to-date net income available to common shareholders was $1.2 million, or $0.28 per share, up 2.0% from the first six months of 2014.
Second Quarter 2015 Performance Highlights
•	Net interest income improved to $4.7 million, up 13.6% from second quarter 2014
•	Noninterest income of $952,000 increased 8.4% from the prior year quarter
•	Loans grew $15.9 million, or 4.1%, from December 31, 2014
•	Total deposits at quarter end of $457.6 million were up $42.0 million, or 10.1%, from $415.6 million at December 31, 2014
•	The ratio for average interest-earning assets to average interest-bearing liabilities improved to 121.57% compared to 115.89% for the prior year quarter
•
The Bank's asset quality metrics remained stable and favorable. Net charge-offs as an annualized percentage of average loans improved to 0.12% for second quarter 2015, compared to 0.28% and 0.23% as of March 31, 2015 and June 30, 2014, respectively

"Our second quarter and six month performance was solid and very productive, characterized by improved bottom line results, increased net interest and noninterest income, strong loan growth and continued success attracting deposits. Loan growth was realized in both our residential and commercial [mortgage] portfolios, and deposit growth was broad-based coming from business, municipal and retail customers," said Thomas W. Schneider, President and Chief Executive Officer. "Our deposit growth was gratifying because it occurred despite some rather aggressive pricing from competitors across our service footprint, indicating the ongoing strength of the Pathfinder brand. Our asset quality metrics remained strong with net loan charge-offs to average loans of only 0.12%, and nonperforming loans of 1.56% of ending loans. Margin compression continued to be a challenge during the second quarter, and will likely remain so for at least the near-term. The increase in our noninterest expense results from our commitment to adding the talent and systems necessary to prudently manage targeted growth."

Income Statement
Second quarter 2015 net interest income increased $561,000, or 13.6%, to $4.7 million compared to $4.1 million for the second quarter of 2014. The improvement was due principally to the $518,000 increase in interest income resulting from an increase of $69.7 million, or 14.1%, in average interest-earning assets compared to the prior year quarter. Average loans of $395.9 million were up $43.7 million, or 12.4%, from second quarter 2014 with balanced growth in commercial and residential loan portfolios. Average taxable investment securities were $124.1 million, an increase of $17.5 million, or 16.4%, from the prior year quarter. Second quarter interest expense decreased by $43,000 to $623,000, reflecting a nine basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a $37.5 million, or 8.8%, increase in average interest-bearing liabilities compared to second quarter 2014. Average deposits for the second quarter of 2015 were up $37.9 million compared to the prior year quarter.
For the six months ended June 30, 2015 net interest income increased $1.0 million, or 12.8%, to $9.2 million compared to the 2014 period. Interest income for the six-month period was $10.4 million, an increase of $889,000, or 9.4%, compared to the first six months of 2014. The increase was primarily a result of a $43.6 million, or 12.5%, increase in average loan balances. Interest expense of $1.2 million for the six months ended June 30, 2015 declined $154,000, or 11.3%, from the prior year period, reflecting a 12 basis point decrease in the average cost of interest-bearing liabilities, partially offset by an increase in average interest-bearing liabilities of $38.5 million.
Net interest margin for the three months and six months ended June 30, 2015, was 3.33% and 3.31%, respectively, compared to 3.34% and 3.36% for the comparable periods in 2014. The decrease in the net interest margin compared to second quarter 2014 was primarily a result of the six basis point reduction in the yield on average loans, partially offset by a 15 basis point reduction in the average rate paid on time deposits. Also affecting the net interest margin is the Company's decision to keep a substantial portion of its investment portfolio in short duration obligations in anticipation of a future increase in long-term interest rates. The reduction in interest margin for the 6 month period ended June 30, 2015 is primarily the result of a 12 basis point reduction in the yield on average loans and a 7 basis point increase in the average cost of money market demand deposit accounts, partially offset by a 24 basis point reduction in the average rate paid on time deposit accounts.
The provision for loan losses for the quarter ended June 30, 2015, was $401,000, compared with $275,000 for the prior year quarter. For the six month period the provision was $784,000 compared with a provision of $520,000 for the same period in 2014. The increase in the provision for both the three and six month periods is reflective of the strong growth in the Bank's commercial lending portfolio during these periods, as well as an additional specific reserve recorded for one commercial credit relationship during the second quarter of 2015.
Second quarter 2015 noninterest income of $952,000 increased $74,000, or 8.4%, compared to $878,000 for the prior year second quarter. The increase in current year noninterest income was due primarily to higher other charges, commissions and fees, which rose by $116,000, or 44.4%, reflecting higher commission income from Pathfinder Risk Management's 51% interest in FitzGibbons Agency, LLC and from Investment Services.
Noninterest income for the first six months of 2015 was $1.8 million, an increase of $113,000, or 6.6%, compared to $1.7 million for the prior year period. The improvement in 2015 noninterest income was due primarily to increased levels of insurance commissions, income from bank owned life insurance, ATM fees, investment services revenue and net gains on sales and redemptions of securities, partially offset by lower gains on sales of loans and foreclosed real estate, lower service charges on deposit accounts, and reduced loan servicing fees.
Total noninterest expense for second quarter 2015 was $4.2 million, an increase of $469,000, or 12.5%, in comparison to $3.8 million for the prior year quarter. The increase in noninterest expense was due principally to an increase in salary and benefit expenses of $169,000 related to merit increases and personnel costs associated with the staffing of our new downtown Syracuse business banking office. In addition, building occupancy costs rose by $77,000 related to the opening of the new Syracuse office in third quarter 2014.
Noninterest expense for the six months ended June 30, 2015 increased $786,000, or 10.2%, to $8.5 million from $7.7 million for the prior year period. The increase is due largely to the $354,000 increase in personnel expenses and $173,000 increase in building occupancy expenses between these two time periods, both primarily related to the third quarter 2014 opening of the downtown Syracuse business banking office.
Balance Sheet at June 30, 2015
Total assets at June 30, 2015 were $600.3 million, up $39.3 million, from December 31, 2014. This increase was primarily a result of higher loans and available-for-sale securities. Total loans grew $15.9 million in the first half of 2015, compared to the prior year end period, reflecting strength in the residential and commercial portfolios. The growth in the securities portfolio reflects the acquisition of short-term collateral for the inflow of municipal deposits which typically occurs in the first and third quarters. Also, the Company continues to invest in shorter duration investment securities in anticipation of higher future long-term interest rates.
Total deposits at June 30, 2015 were $457.6 million, an increase of $42.0 million, or 10.1%, from December 31, 2014. The increase was driven by continued substantial municipal inflows related to seasonal tax collections, increased inflows from commercial banking relationships, as well as a $1.7 million increase in retail deposits.

Asset Quality
Second quarter asset quality metrics remained stable in comparison to recent reporting periods and reflective of the markets where Pathfinder branches are located. The ratio of net loan charge-offs to average loans for second quarter 2015 was 0.12%, down 11 basis points from 0.23% for second quarter 2014, and down 16 basis points from 0.28% in first quarter 2015. Nonperforming loans to total loans were 1.56% for the second quarter, down 24 basis points compared to 1.80% in second quarter 2014, and up one basis point from 1.55% for first quarter 2015. The loan loss allowance to non-performing loans for second quarter 2015 was 93.96%, improved from 80.11% for second quarter 2014 and 90.03% for first quarter 2015.
Dividend Declared
On June 29, 2015, the Company announced that its Board of Directors had declared a cash dividend of $0.03 per common share for the quarter ending June 30, 2015, which is payable to shareholders of record as of July 15, 2015 on August 3, 2015. Based on the closing price of the Company's common stock of $11.56 on July 24, 2015, the implied dividend yield is 1.0%. Measured against second quarter 2015 earnings per diluted share of $0.16, the dividend represents an 18.8% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.
Pathfinder to Combine with Subsidiary Under New York Commercial Bank Charter
Pathfinder Bancorp, Inc. the parent holding company for Pathfinder Bank, (the "Bank"), announced on May 8, 2015 that the Bank had filed an application with the New York State Department of Financial Services ("NYSDFS") and the Federal Deposit Insurance Corporation ("FDIC") to combine with the Bank's wholly-owned subsidiary, Pathfinder Commercial Bank, a New York State-chartered commercial bank. Prior to or simultaneously with the combination, Pathfinder Commercial Bank's charter will be amended such that Pathfinder Commercial Bank will become a full-service commercial bank, rather than a limited purpose commercial bank, which it currently is, and its name will be changed to "Pathfinder Bank"
The transaction is expected to be completed in either the third or fourth quarter of 2015 and will have little impact on the current activities or investments of the Bank and Pathfinder Commercial Bank, although the Bank expects some annual cost savings as a result of the conversion.
About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. (the "Company") is a Maryland corporation headquartered in Oswego, NY. The Company's primary business is its 100% ownership of Pathfinder Bank (the "Bank"). Pathfinder Bank is a New York chartered savings bank with eight full service offices located in Oswego County and northern Onondaga County, as well as a business banking office located in downtown Syracuse, NY. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. In October 2014, the Company completed its conversion from a mutual holding company to full public ownership by selling 2.6 million shares of common stock which raised $26.4 million in gross proceeds. As of June 30, 2015, there were 4,352,203 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At June 30, 2015, the Company and subsidiaries had total consolidated assets of $600.3 million, total deposits of $457.6 million and shareholders' equity of $69.7 million.

Forward-Looking Statement
Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

Condensed Income Statement
Interest and dividend income	$5,302	$4,784	$10,388	$9,499
Interest expense	623	666	1,206	1,360
Net interest income	4,679	4,118	9,182	8,139
Provision for loan losses	401	275	784	520
	4,278	3,843	8,398	7,619
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	907	828	1,720	1,648
Net gain on sales of securities,
loans and foreclosed real estate	45	50	97	56
Noninterest expense	4,232	3,763	8,456	7,670
Income before income taxes	998	958	1,759	1,653
Provision for income taxes	290	275	514	451

Net Income	$708	$683	$1,245	$1,202
Net Income attributable to noncontrolling interest	$14	$7	$22	$37
Net Income attributable to Pathfinder Bancorp, Inc.	$694	$676	$1,223	$1,165

Preferred stock dividends	33	30	65	30
Net income available to common shareholders	$661	$646	$1,158	$1,135

	For the Periods Ending
	June 30,	December 31,	June 30,
	2015	2014	2014
Selected Balance Sheet Data
Assets	$600,325	$561,024	$544,529
Earning assets	563,249	524,474	507,306
Total loans	403,411	387,538	358,776
Deposits	457,575	415,568	448,163
Borrowed funds	62,000	66,100	41,798
Allowance for loan losses	5,900	5,349	5,166
Junior subordinated debentures	5,155	5,155	5,155
Pathfinder Bancorp, Inc Shareholders' equity	69,671	68,790	44,253

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.12%	0.25%	0.23%
Allowance for loan losses to period end loans	1.46%	1.38%	1.44%
Allowance for loan losses to nonperforming loans	93.96%	85.50%	80.11%
Nonperforming loans to period end loans	1.56%	1.61%	1.80%
Nonperforming assets to total assets	1.11%	1.16%	1.33%

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014

Key Earnings Ratios
Return on average assets	0.46%	0.49%	0.41%	0.44%
Return on average common equity	4.82%	8.22%	4.28%	7.36%
Return on average equity	3.93%	5.81%	3.48%	5.18%
Net interest margin	3.33%	3.34%	3.31%	3.36%

Share and Per Share Data
Basic weighted average shares outstanding*	4,120,000	4,171,628	4,116,961	4,169,068
Basic earnings per share*	$0.16	$0.15	$0.28	$0.27
Diluted weighted average shares outstanding*	4,187,210	4,215,037	4,178,506	4,208,924
Diluted earnings per share*	$0.16	$0.15	$0.28	$0.27
Cash dividends per share	$0.03	$0.03	$0.06	$0.06
Book value per common share at June 30, 2015 and 2014			13.02	11.91
Tangible book value per common share at June 30, 2015 and 2014			11.93	10.18

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Historical basic and diluted earnings per share and average weighted shares outstanding have been adjusted by the exchange ratio of 1.6472 used in the Conversion and Offering that occurred on October 16, 2014.
Book value and tangible book value per common share at June 30, 2014 was not adjusted by the exchange ratio.
Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.